Exhibit 4.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM REGISTRATION AVAILABLE SO THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

VOGENX, INC.

CONVERTIBLE PROMISSORY NOTE

$[_______________]	[__________ __, ______]

For value received Vogenx, Inc., a Delaware corporation (the “Company”), promises to pay to [__________________] (“Holder”), the principal sum of $[____________] together with interest thereon calculated from the date hereof in accordance with the provisions of this convertible promissory note (this “Note”), each due and payable on the date and in the manner set forth below.

This Note is issued as part of a series of similar convertible promissory notes (collectively, the “Notes”) pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement, dated as of [__________ __, ______], by and among the Company and the persons and entities listed on the Schedule of Purchasers attached to the Agreement as Exhibit B, as may be amended from time to time (the “Agreement”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1. Repayment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued but unpaid interest, and thereafter to principal of this Note. Upon an Event of Default (as defined below), all amounts of outstanding principal and accrued but unpaid interest of this Note shall be payable in accordance with Section 5 below. If not otherwise converted earlier in accordance with the terms of Section 3 below or repaid in full, the outstanding principal and the accrued but unpaid interest of this Note shall become fully due and payable upon request of the Requisite Holders at any point on or after the earlier of (a) 15 months after the date of the Agreement or (b) the consummation of a Company Sale (as defined below) (each, the “Maturity Date”).

2. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall initially be payable at the rate of 12% per annum or the maximum rate permissible by law, whichever is less; provided, that if the Company has not closed an equity financing by the date that is 10 months after the date of the Agreement, the rate shall increase to 18% per annum as of such date (or the maximum rate permissible by law, whichever is less). Interest shall be due and payable, in cash, on the earlier of the date of conversion of this Note pursuant to Section 3 or the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

3. Conversion.

(a) IPO Conversion. In the event that the Company issues and sells shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), while any portion of the principal amount under this Note remains outstanding, including after the Maturity Date if the Requisite Holders have not elected to be repaid, in the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (an “IPO”), then the outstanding principal of this Note shall automatically convert in whole without any further action by the Holder into shares of Common Stock at a conversion price equal to 90% of the per share price of the Common Stock sold in the IPO. For the avoidance of doubt, all accrued interest shall be due and payable in cash at the time of conversion.

(b) Automatic Financing Conversion. In the event that the Company enters into a Qualified Financing while any portion of the principal amount under this Note remains outstanding, including after the Maturity Date if the Requisite Holders have not elected to be repaid, the outstanding principal of this Note shall automatically convert in whole without any further action by the Holder into Conversion Shares (as defined below) at a conversion price equal to 90% of the per share price of the Conversion Shares issued in such Qualified Financing. For the avoidance of doubt, all accrued interest shall be due and payable in cash at the time of conversion.

(c) Optional Financing Conversion. In the event that the Company (or, in the case of a Reverse Merger Transaction, the Public Company) or any successor entity consummates (i) any equity financing that does not constitute a Qualified Financing, or (ii) any Direct Listing, Reverse Merger Transaction, or other transaction pursuant to which the Company’s or such successor’s equity securities become publicly traded, while any portion of the principal amount under this Note remains outstanding, including after the Maturity Date if the Requisite Holders have not elected to be repaid, then, upon the written consent of the Holder delivered to the Company within fifteen (15) days following the consummation of such event, the outstanding principal of this Note shall convert in whole or in part without any further action by the Holder into the securities issued in such transaction at a conversion price equal to ninety percent (90%) of the per-share price (or equivalent) paid by investors in such transaction or, if no such price is readily determinable (for example, in a Direct Listing without a capital raise), at a price per share equal to ninety percent (90%) of the fair market value of the Company’s Common Stock as reasonably determined in good faith by the Company’s Board of Directors. For the avoidance of doubt, all accrued interest shall be due and payable in cash at the time of conversion.

(d) Conversion Mechanics. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay to the Holder in cash the amount of the unconverted principal of this Note that would otherwise be converted into such fractional shares. Upon conversion of this Note pursuant to Section 3, the Company shall pay to the Holder in cash the amount of the accrued but unpaid interest of this Note. Upon conversion of this Note pursuant to this Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to the Holder, at the Holder’s address set forth in the signature page of the Agreement or such other address requested by the Holder, a certificate or certificates for the number of shares to which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note. Upon conversion of this Note, the Company shall be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted and the accrued interest being repaid.

(e) Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Company capital stock on conversion of this Note pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(f) Definitions. For purposes of this Note:

(i) “Company Sale” shall mean the closing of (i) a consolidation or merger of the Company with or into another entity or other corporate reorganization in which the Company is not the surviving entity (excluding any merger effected exclusively for the purpose of changing the domicile of the Company), (ii) a transaction or series of related transactions in which in excess of fifty percent (50%) of the voting power of the Company is transferred to a third party (or group of affiliated third parties), excluding a bona fide equity financing transaction, or (iii) a sale, transfer, exclusive license or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company; provided, however, that in no event shall a Reverse Merger Transaction be considered a Company Sale.

(ii) “Conversion Shares” means, (A) if the Note is converted as a result of a Qualified Financing in connection with a Reverse Merger Transaction, shares of the class or series of capital stock of the Company (or shares of the class or series of capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such transaction, the Public Company parent corporation of such surviving or resulting entity, as applicable) issued in connection with the Reverse Merger PIPE Offering, or (B) if the Note is converted as a result of a Qualified Financing in connection with a Direct Listing, shares of the class or series of capital stock of the Company issued in connection with the Direct Listing Capital Raise.

(iii) “Direct Listing” shall mean the initial listing of Common Stock on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Company’s Board of Directors by means of an effective registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission that registers shares of Common Stock for resale.

(iv) “Direct Listing Capital Raise” means the sale of shares of the Company’s capital stock in conjunction with and conditional upon the consummation of a Direct Listing.

(v) “Public Company” means the Company, or an entity created by the Company, that is required, or whose parent is a corporation that is required, to file reports pursuant to Section 13 or 15(d) under the Securities and Exchange Act of 1934, as amended.

(vi) “Qualified Financing” means either (A) a Direct Listing pursuant to which at least $6,000,000 is raised in a Direct Listing Capital Raise or (B) a Reverse Merger Transaction pursuant to which at least $6,000,000 is raised in a Reverse Merger PIPE Offering.

(vii) “Reverse Merger PIPE Offering” means the sale of shares of the Public Company’s capital stock in a private placement of the Public Company’s capital stock in conjunction with and conditional upon the consummation of a Reverse Merger Transaction.

(viii) “Reverse Merger Transaction” shall mean any transaction or series of related transactions resulting in a reverse merger with a publicly traded company (or a wholly owned subsidiary thereof), a special purpose acquisition company that is a publicly traded shell company (or a wholly owned subsidiary thereof), or other similar transaction, immediately following which (A) the Company’s securities (or the securities of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or resulting entity, as applicable) are or become publicly traded on Nasdaq Stock, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors of the Company, and (B) the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such transaction, a majority of the equity securities of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or resulting entity.

4. Prepayment. The Company may not prepay this Note prior to the Maturity Date without the written consent of the Holder.

5. Default. If there shall be any Event of Default hereunder, at the option and upon the declaration of the Requisite Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under (c) or (d) below), (i) this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable and (ii) this Note shall bear interest at the interest rate set forth in Section 2 plus 2% per annum. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Company’s failure to timely make any payment (whether principal, interest or otherwise) under this Note, which has not been cured within ten (10) days of receipt of notice from the Requisite Holders demanding such payment;

(b) The Company shall default in its performance of any covenant under the Agreement or any Note, and such default shall continue for more than thirty (30) days after written notice of such default is received by the Company from the Requisite Holders;

(c) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

6. Seniority. This Note is an unsecured obligation of the Company. The indebtedness evidenced by this Note is senior to and first in priority in right of payment and performance ahead of any and all indebtedness of the Company for borrowed money as of the date hereof, except that this Note is pari passu with the other Notes and all other unsecured, unsubordinated obligations of the Company, except as otherwise required by applicable law.

7. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of nonpayment and notice of acceleration of intent of acceleration of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

8. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles. Any suit or proceeding arising out of or relating to this Agreement may be instituted and maintained only in the state courts or the federal courts located in the State of North Carolina. The parties hereby irrevocably consent and waive objection to exclusive jurisdiction and venue in such courts.

9. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or electronic transmission if sent during normal business hours of the recipient on a business day, or if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt (or, in the case of non-U.S. residents, two (2) business days after deposit with an internationally recognized overnight courier, specifying international priority delivery, with written verification of receipt). All communications shall be sent to the Company and the Holder at such address as the Company or the Holder may designate by ten (10) days’ advance written notice to the other parties hereto.

10. Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such note (in the case of mutilation), the Company, at its own expense, will make and deliver in lieu of such note a new note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the note in lieu of which such new note is made and delivered.

11. Amendments and Waivers. Any term of the Notes may be amended or waived only with the written consent of the Company and the Requisite Holders, which majority shall include Steel Buddha LLC, provided that the approval of Steel Buddha LLC shall no longer be required following the date when the Company has issued Notes with an aggregate principal amount of at least $1,500,000; provided that (i) the original principal amount of this Note may not be amended, waived or modified in this manner, (ii) the consent of the Holder and each holder of such Notes must be solicited (even if not obtained), and (iii) such amendment, waiver or modification treats all such holders of Notes in the same manner. Any amendment or waiver effected in accordance with this section shall be binding upon the Company, all holders of the Notes, and each transferee of the Notes. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. By acceptance hereof, the Holder acknowledges that in the event the required consent is obtained, any term of this Note may be amended or waived with or without the consent of the Holder.

12. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates of the Holder for which an opinion of counsel shall not be required; provided that the Company does not reasonably determine that such transfer would violate applicable securities laws. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest (and reflecting accrued interest) will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

13. Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Convertible Promissory Note as of the date first set forth above.

VOGENX, INC.

By:
Name:
Title:

AGREED AND ACCEPTED:

[HOLDER]

By:
Name:
Title:

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